Annual Report

Cover Page

Name of issuer:

Sam Lee Laundry LLC

Legal status of issuer:

Form: Limited Liability Company

Jurisdiction of Incorporation/Organization: CA

Date of organization: 1/2/2015

Physical address of issuer:

644 Broadway, Unit 10
San Francisco CA 94133

Website of issuer:

http://www.thespeakeasysf.com/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

11

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,672,134.00	$2,092,931.00
Cash & Cash Equivalents:	$25,245.00	$47,971.00
Accounts Receivable:	$952,369.00	$880,561.00
Short-term Debt:	$155,000.00	$150,000.00
Long-term Debt:	$1,002,193.00	$1,177,436.00
Revenues/Sales:	$1,884,605.00	$2,052,422.00
Cost of Goods Sold:	$6,729.00	$0.00
Taxes Paid:	$0.00	$0.00
Net Income:	($51,890.00)	$168,266.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Sam Lee Laundry LLC

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

Reason for failure to comply:

The issuer failed to file a 2016 annual report.

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Geoffrey N. Libby	Producer	Sam Lee Laundry LLC	2015
Nicholas A. Olivero	Creative Director	Sam Lee Laundry LLC	2015
David L. Gluck	General Manager	Sam Lee Laundry LLC	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Geoffrey N. Libby	Managing Member	2015
Geoffrey N. Libby	Operations Manager	2015
Nicholas A. Olivero	Managing Member	2015
Nicholas A. Olivero	Creative Director	2015
David L. Gluck	Managing Member	2015
David L. Gluck	General Manager	2015

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering

No principal security holders.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

Theatrical production is a high-risk industry and ticket sales are very difficult to predict.

The majority of Broadway and off-Broadway commercial theatre productions fail to recoup their production costs. Of the ones that do, many do not realize significant profits. Commercial theatre projects outside of New York are comparably risky. There is no assurance that the Play will be an economic success, even if the Play receives critical acclaim. The success of any previous production of the Play in no way predicts that any subsequent production of the Play will experience similar success. Many factors beyond artistic merit contribute to the success or failure of a theatrical enterprise, including venue location and size, ticket prices, media response, external market factors and marketing activities. The availability of a certain number of tickets for the Play does not mean that the majority of those tickets will be sold. In order to maintain interest in the Play, tickets may be sold below prevailing market prices, which may reduce the profitability of the Company.

Classification of performers as independent contractors may be disallowed by the California Employment Development Department (the “EDD”).

In the San Francisco Bay Area, some theatre companies operate under the auspices of one or more contracts with Actors Equity Association, the labor union representing professional actors. Many theatre companies do not operate under such union contracts. It is common practice in this region for non-union theatre companies to classify performers as independent contractors rather than payroll employees. We intend to follow this common industry practice by paying non-unionized performers on an independent contractor basis. We are aware that in recent years, several theatres in the Bay Area have been subject to audit by the California Employment Development Department (EDD), and that some such audits have resulted in letters of determination, fines and penalties related to this practice. In the event that we receive an audit by EDD, we may be required to reclassify non-unionized performers as employees, and this change (as well as possible fines or penalties) could result in a substantial increase in operating costs that could reduce the profitability of the Company.

Our debtholders do not elect the Managing Members and will not have the ability to influence management decisions.

Unlike the holders of common stock in a corporation, our debtholders will have no voting rights on matters affecting our business, and therefore investors will not have the ability to influence decisions regarding our business. Furthermore, if our debtholders are dissatisfied with the performance of our Managing Members, they will have no ability to remove or replace our Managing Members.

Managing Members may decide to close the Play at any time.

The Managing Members have the sole and unconditional right to close the Play and cease operation of Sam Lee Laundry, at any time and for any reason, either before or after the commencement of performances. A decision to close the Play prior to full repayment of loan that is the subject of this investment could result in reduced returns for investors, or investors losing some or all of their investment.

Our investment in venue development will not be recoverable.

A portion of the proceeds raised from this offering may be expended on leasehold improvements and capital equipment that shall immediately become the property of Boxcar Theatre, our producing partner and the leaseholder of the Theater. In the event that we cease operations prior to the full repayment of the loan that is the subject of this investment, debtholders shall not be entitled to liquidate such assets for the purpose of recovering their investments in our company, or for any other purpose.

There is unlikely to be any secondary market for these securities, nor the possibility of capital appreciation.

No market presently exists for resale of these debt securities and it is unlikely that one will develop. Holders of these debt securities may not assign them to another party without the consent of the Managing Members. This offering does not provide a mechanism for revaluation of Sam Lee Laundry, nor for capital appreciation of these debt securities. It is unlikely that the sale, assignment, acquisition or other disposition of these debt securities will result in appreciation of any debtholder’s investment. We do not intend to have these debt securities quoted on any OTC Markets platform or listed on any exchange, now or at any point in the future.

These debt securities are unsecured and will be junior to all currently existing borrowing.

Sam Lee Laundry is not pledging any assets as security for the loan that is the subject of this investment, nor is any person or entity providing a guarantee. In addition, Sam Lee Laundry is a co-borrower with Boxcar Theatre on a non-revolving commercial line of credit with California Bank of Commerce (CBC) in the amount of $1,000,000. This CBC loan is secured by the assets of both companies and is personally guaranteed by the managing members. Furthermore, the Company has borrowed $150,000 from one of the managing members, and may in the future borrow additional funds from managing members, or investor members (collectively, "Personal Loans"). In the event of bankruptcy or business failure, the CBC loan shall be senior to all other indebtedness; Personal Loans shall have second priority; and the debt securities that are the subject of this investment shall be third priority. If company assets are insufficient to resolve the CBC loan and all Personal Loans, investors in the debt securities that are the subject of this investment may receive no portion of the proceeds from the liquidation of company assets. In the event that the Company defaults on these debt securities, the debtholders may have no recourse beyond the assets of the Company.

Ownership and Capital Structure

DESCRIPTION OF ISSUER’S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Producer Share Grantees Limited Liability	113733	113733	No
Series A Limited Liability Company Interests	1500000	1138750	No
Series B Limited Liability Company Interests	1000000	470491	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

24. Describe the material terms of any indebtedness of the issuer:

Loan

Lender	California Bank of Commerce
Issue date	03/26/16
Amount	$1,000,000.00
Outstanding principal plus interest	$874,000.00 as of 10/17/16
Interest rate	6.0% per annum
Maturity date	09/20/18
Current with payments	Yes

Loan

Lender	David Gluck
Issue date	07/23/16
Amount	$150,000.00
Outstanding principal plus interest	$163,050.00 as of 12/29/16
Interest rate	7.5% per annum
Maturity date	12/31/22
Current with payments	Yes

Loan

Lender	Various
Issue date	08/31/17
Amount	$320,788.00
Outstanding principal plus interest	$320,788.00 as of 04/19/18
Interest rate	2.0% per annum
Maturity date	08/31/22
Current with payments	Yes

This is a 2% revenue share loan offered via WeFunder platform / Regulation CF

The Company has executed loan documents to be co-borrower, with Boxcar Theatre Inc., on a non-revolving line of credit in the amount of $1,000,000 issued by California Bank of Commerce. The loan terms include: loan origination date of March 1, 2016 and term of 18 months; full amortization over 18 months; interest rate of 6%; interest-only payments for first three months; fixed monthly payment of $10,000 for remainder of loan term; monthly cash collateral deposit of $60,000 for final 15 months of loan term. The Managing Members of the Company, David Gluck, Nick A. Olivero, Geoffrey N. Libby, have all signed as guarantors, as has Speakeasy Rights LLC, an entity under common control of the managing Members.

The Company has borrowed $150,000 from one of the Managing Members. The date of this loan is July 28, 2016; interest rate is 7.5%; there is no fixed repayment schedule and unpaid interest is not incorporated into principal. This loan is unsecured.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
5/2015	Regulation D, Rule 505	Priced Round	$1,020,000	General operations
8/2016	Regulation Crowdfunding	Common stock	$459,551	General operations
8/2018	Regulation D, Rule 506(b)	LLC interests	$63,750	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Name	David Gluck
Amount Invested	$150,000.00
Transaction type	Loan
Issue date	07/20/16
Outstanding principal plus interest	$155,000.00 as of 04/19/19
Interest rate	7.5% per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Managing Member

David Gluck, Managing Member, made a $150,000.00 loan, with an unlimited term, no required repayment schedule. Interest is simple and accrues monthly.

The Company has borrowed $150,000 from one of the Managing Members (David Gluck). The date of this loan is July 28, 2016; interest rate is 7.5%; there is no fixed repayment schedule and unpaid interest is not incorporated into principal. This loan is unsecured.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We've created a totally unique immersive theatre experience that's part nightclub, part stage show, and part time-machine inside our authentically recreated Prohibition-era saloon. Grab a drink and follow the actors as they move through the many rooms of The Speakeasy, playing out 25 interlocking storylines. It's a real-life "choose your own adventure" with surprises around every corner.

Already, we've sold more than $5 million in tickets, and more than 50,000 people have seen the show. We've been called "The Next Big Thing" in San Francisco and we want to take that experience global. We envision custom-built versions of The Speakeasy in cities all over the globe, with each production growing bigger and more exciting. We want to blow peoples' minds—give them an experience that defies the laws of physics, finance, and common sense.

Milestones

Sam Lee Laundry LLC was incorporated in the State of California in January 2015.

Since then, we have:

- Over $5 million in tickets sold, more than 50,000 people have already seen the show
- Featured more than 50 times in regional and national media, including radio, TV, online, and print
- Awarded highest rating by San Francisco Chronicle theatre critic, the equivalent of a 5-star review

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $1,884,605 compared to the year ended December 31, 2017, when the Company had revenues of $2,052,422. Our gross margin was 99.64% in fiscal year 2018, compared to 100.0% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $1,672,134, including $25,245 in cash. As of December 31, 2017, the Company had $2,092,931 in total assets, including $47,971 in cash.
- *Net Loss.* The Company has had net losses of $51,890 and net income of $168,266 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $1,157,193 for the fiscal year ended December 31, 2018 and $1,327,436 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $1,470,788 in debt and $1,531,601 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Sam Lee Laundry LLC cash in hand is $14,191.88, as of April 2019. Over the last three months, revenues have averaged $216,000/month, cost of goods sold has averaged $13,000/month, and operational expenses have averaged $200,000/month.

Since 2018, we have added staff positions in marketing, to help drive demand. Leased a retail storefront for the purpose of opening a vintage clothing store as a brand extension, and to take advantage of the market created by our dress code. Adopted an increased focus on special events. Opened a management office and brought on senior professional staff to drive sales, improve profitability and drive our future expansion.

We expect both revenue and expense to grow over the next 3-6 months as we invest in marketing.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://www.thespeakeasysf.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4

Appendix D: Director & Officer Work History

- David L. Gluck
- Geoffrey N. Libby
- Nicholas A. Olivero

Appendix E: Supporting Documents

THE SPEAKEASY

Critically-acclaimed San Francisco theater; over $2M in tickets already sold

"We've created a totally unique immersive theatre experience that's part nightclub, part stage show, and part time-machine inside our authentically recreated Prohibition-era saloon. Grab a drink and follow the actors as they move through the many rooms of The Speakeasy, playing out 35 interlocking storylines. It's a real-life "choose your own adventure" with surprises around every corner.



David Gluck
PRODUCER & GENERAL MANAGER, THE SPEAKEASY


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$730,339 raised from **374** investors
Successfully Funded on Aug 19 2017

OUR AMBITION

Already, we've sold more than $2 million in tickets, and more than 20,000 people have seen the show. We've been called "The Next Big Thing" in San Francisco and we want to take that experience global. We envision custom-built versions of The Speakeasy in cities all over the globe, with each production growing bigger and more exciting. We want to blow peoples' minds—give them an experience that defies the laws of physics, finance, and common sense.

KEY FACTS

- Profitable within four months of opening in September 2016
- Over $2 million in tickets sold, more than 20,000 people have already seen the show
- Featured more than 30 times in regional and national media, including radio, TV, online, and print
- Awarded highest rating by San Francisco Chronicle theatre critic, the equivalent of a 5-star review

DOCUMENTS

- Appendix_E1._Theater_Agmt__1_.pdf
- Appendix_E2._License.pdf
- Appendix_E3._Theater_Lease.pdf
- Appendix_E4._Debt_Agmt.pdf
- Appendix_E5._Related_Entities.pdf
- Exh_A._Operating_Agmt.pdf
- 036_Investor_Report_2017_Q1.pdf
- Video Transcript

thespeakeasysf.com *from San Francisco CA* ENTERTAINMENT FOOD ALCOHOL THEATER BARS & CLUBS

Why I Like The Speakeasy

"VCs famously have their list of unicorns, which supposedly represent great investments. Boxcar Theatre is actually one of the few true unicorns because it represents a unique opportunity to create tremendous cultural value AND deliver great profit. I defy you to find another investment which is capable of creating soul-satisfying theater, impressive margins, and fantastic cocktails. This team has caught lightning in a bottle and I'm privileged to come along for the ride.



Mike Sela
INVESTOR, FORMER ENGINEERING DIRECTOR AT SURVEY MONKEY, CTO AT ATIPICA

"There's nothing like The Speakeasy in San Francisco or anywhere else today! The atmosphere the show manages to create is incredible; you really do feel transported back to the 20s. I've been very impressed with the cast and crew Nick and David have put together, and the business-side of the communication has been great as well.

Robert-Jan Huijsman
Investor in both productions of "The Speakeasy" and Software Engineer at Google

"The Speakeasy is everything I love about San Francisco.

Jennifer Metz
The Bold-Italic

The Speakeasy Review - In San Francisco you can truly go back in time to experience the freewheeling cabaret era of the 1920's | Splash Magazines | Detroit

The Speakeasy San Francisco , is a theater experience like no other. You are taken back to the time of Flappers, and Cabarets, during Prohibition's height. Like a fly-on-

Travel: 'Turning on' to San Francisco's arts scene

SAN FRANCISCO - I missed the Summer of Love.I graduated from high school in 1967, five months after Timothy Leary called upon 30,000 young people gathered at Golden Gate Park to "turn on, tune in, drop out." That was in January.
May 21, 2017 @ bendbulletin.com

Speakeasy turning the clock back to 1923 in SF

It may be 2017 for most of us, but every Friday and Saturday night a secret spot in the Bay Area turns the clock back to 1923. Dozens of actors and 250 audience members live out the story of a night during prohibition when alcohol was outlawed and illegal
May 21, 2017 @ abc7news.com

Best Bars & Clubs - By sf-weekly-staff - SF Weekly

Best Place to Drink Before a Fillmore Concert The Social Study 1795 Geary Blvd., 415-292-7417 or thesocialstudysf.com The days of acid tests are over, which means the best you'll find by way of libations at the iconic Fillmore is a $14 plastic cup of
May 17, 2017 @ sfweekly.com

The Masks Come Off When You Enter 'The Speakeasy' - No Proscenium - Medium

The play is a triumph...
April 12, 2017 @ medium.com

This Speakeasy Lets You Go Back to the '20s - and Choose Your Own Adventure

On a wet Friday night in San Francisco, I shelter under a store awning, searching for a woman with a yellow umbrella. "Where can I get a good cup of joe?" I say when I find her. Code word approved, she directs me to a shadowy man who slips my cellphone
April 10, 2017 @ ozy.com

Poets Respond to 'The Speakeasy', A Unique, Ghostly, And Totally Immersive Theatrical Experience

by Charles Kruger. "The Speakeasy" is a theatrical experience of such depth that it takes poetry to do it justice.
April 1, 2017 @ theatrestorm.com

Say The Magic Word | Joie de Vivre

We wish we could tell you where the insanely popular new immersive play The Speakeasy is playing, but then we'd have to...no, we wouldn't have to kill you. But still, it's a secret, and we wouldn't spill the beans, even if we had them to spill.
March 16, 2017 @ jdvhotels.com

Shh, Don't Tell: 'The Speakeasy' Returns to San Francisco

Turn down a dark alley in North Beach, say the right password to a man in a trench coat, and a secret world of dice games, blackjack and cabaret singers will appear.
March 10, 2017 @ ww2.kqed.org

The Speakeasy Review - Live Music, Strong Drinks, and Immersive Entertainment

The Speakeasy is truly a brilliant experience that should not be missed by any fans of immersive theater.
February 5, 2017 @ haunting.net

The Speakeasy in San Francisco - Nightlife | Frommer's

An extraordinary night out, The Speakeasy is both a time warp and a head trip.
January 23, 2017 @ frommers.com

Title III Crowdfunding For Real, Part II

"When we moved from private placement to crowdfunding, I thought it was going to be like going from retail to wholesale. "
January 17, 2017 @ forbes.com

A Voyeur's Playland

On the subterranean level of the supersecret North Beach address where Boxcar Theater is preparing to host The Speakeasy , the elaborate "immersive theater experience"-slash-cocktail lounge it's rebooting this winter, there's a wall of phones.
January 6, 2017 @ modernluxury.com

The Bay Area Reporter Online | Vintage immersive experience

The experience has a way of glowing with increasing brightness after the fact as the marvel of this implausible enterprise can be pondered and appreciated.
January 5, 2017 @ ebar.com

Drama Talk & Drinks: The Speakeasy – "appreciate where you are in the moment"

The Verdict: Absolutely a must see. We didn't think it was possible to like this show more than the first time we reviewed it, but this new space is amazing, the show is tighter and overall the experience is more impressive.
December 24, 2016 @ missionmission.org

Review: 'The Speakeasy' (*****)

Looking for a spectacular last minute Christmas gift? Weren't able to win the lottery to buy tickets for "Hamilton?" Don't despair! Take the money you saved and invest in a ticket to "The Speakeasy."
December 23, 2016 @ theatrestorm.com

'Speakeasy' hooch is several grades above bathtub gin

Cocktails aren't mere backdrop in "The Speakeasy." Instead, booze and the act of drinking it are at the absolute core of the show — both a theme in its narrative and an agent for audience immersion.
December 23, 2016 @ sfchronicle.com

The secret's out; 'The Speakeasy' is delightful

"The Speakeasy" deserves to be a fixture in the Bay Area theater scene.
December 23, 2016 @ sfchronicle.com

It's easy to see why The Speakeasy is the hottest ticket in town

This massive achievement is a must-see event...The acting is superb, the set historically accurate, the cabaret performers extraordinary.
December 21, 2016 @ forallevents.info

'The Speakeasy' Remains An Unpredictable, Immersive Delight In Its New North Beach Digs

The first entry point for The Speakeasy is Jack Kerouac Alley, the narrow walking street between Vesuvio and City Lights Books named for an American writer who was himself born too late to have ever had to drink in secret during Prohibition.
December 20, 2016 @ sfist.com

Inside the City's Most Beloved Not-So-Secret Gin Joint

Calling all daddies and dames: The Speakeasy's immersive theater experience is the cat's meow.
December 20, 2016 @ 7x7.com

"The Speakeasy" Gives You the Chance to Time-Travel to 1920s San Francisco - Then Choose Your Own...

It didn't really hit me just how perfect The Speakeasy 's reproduction of a 1920s cabaret was until I went to the bathroom about halfway through the show. I was expecting the men's room to be a temporary exit from the spot-on '20s decor that
December 19, 2016 @ thebolditalic.com

A true-to-life visit to a Prohibition bar

I met the man in the blue hat at the appointed hour in an alley in North Beach, uttered the code phrase, got a map to a secret location nearby, entered through a dark doorway, descended a steep flight of stairs, checked my coat -- and found myself in a
December 11, 2016 @ sfexaminer.com

Full-immersion 'Speakeasy' brings visitors to 1920s San Francisco

The proprietors of Boxcar Theatre's "The Speakeasy" are doing everything they possibly can to keep patrons coming to their underground hideaway in San Francisco. "There's so much to see," says producer David Gluck, who, along with producer-
December 10, 2016 @ sfexaminer.com

'The Speakeasy' Now Immersing San Franciscans In The World Of 1923 | Hoodline

The Speakeasy is back-but in keeping with its name, it's still a little hard to find. The interactive theater experience is now hidden away in the deep, dark recesses of a basement at 644 Broadway, far away from the prying eyes of "decent," God-fearing
November 28, 2016 @ hoodline.com



Taking a Time Machine to 1920's San Francisco

On the edges of Chinatown and North Beach there's a basement gin joint that takes a secret pass code to enter. Once past the fake door of the sham clock repair shop, you find yourself inside a gambling den and cabaret that's been filled to the brim with
November 7, 2016 @ brokeassstuart.com

The Top 10 FOMO Events in San Francisco - College Magazine

The Golden Gate Bridge is so basic. San Francisco's rich history and culture offers so much more than tourist attractions-and you get four years to explore it. From free bluegrass concerts to a beach full of corgis, San Francisco will never leave you stuck
November 7, 2016 @ collegemagazine.com

It's hard to keep mum as 'The Speakeasy' reopens

Nick A. Olivero, the creative director of "The Speakeasy," has strong opinions about illuminated exit signs. [...] if you're creating an immersive theater experience set in a speakeasy in 1923, complete with a cabaret stage, gambling tables and multiple bars,
August 22, 2016 @ sfgate.com

Honey Creme tops weekend events in San Francisco

Weekly entertainment roundup. "The Speakeasy" is profiled at time mark 1:11.
May 20, 2016 @ abc7news.com

The Speakeasy Becomes First Theatre Project in U.S. to Offer Equity Crowdfunding

For The Speakeasy, the Crowdfunding Regulation campaign is the last piece of a fundraising effort that has generated a total of $2.4 million toward the $3 million project budget.
May 17, 2016 @ broadwayworld.com

Immersive Theater Piece The Speakeasy Returns This Summer In Permanent North Beach Home

The plan is to keep the play running for the long term and banking that it will be a hit like it was in the Tenderloin two years ago...
May 11, 2016 @ sfist.com

Interactive Theater-Bar The Speakeasy to Permanently Return in North Beach Space

A lot of San Francisco bars might have a prohibition-era vibe, but none can claim to be quite as elaborate as the The Speakeasy, Boxcar Theatre's immersive theatrical experience.
May 10, 2016 @ sf.eater.com

How this 'Speakeasy' developed a new funding model for the arts

Now, the theater production is gearing up to recreate the experience long-term in North Beach. By doing so, it's flipping the typical arts-funding model on its head as theater and other arts organizations look to find new ways to support what they do.
June 22, 2015 @ bizjournals.com

Best of Culture 2014

7x7 Magazine's annual Best of SF showcases all you could ever hope to eat, drink, see, buy, know, and do in the city. Here is the Best of Culture.
May 22, 2014 @ 7x7.com

Speakeasy - The Closest You'll Ever Come To Time Travel - Entertainment Designer

"On your left, there is a closet. Open the door and climb through the grandfather clock." This is just one of the ways that guests enter The Speakeasy in San Francisco, an immersive theater experience that takes visitors back to 1923 to drink, gamble, and
April 14, 2014 @ entertainmentdesigner.com

Distillations: All the Bar's a Stage at The Speakeasy

I am thrilled to say that The Speakeasy, and its 1923 Prohibition-era club, makes a strong case for being the best bar in San Francisco. The fact that it doesn't exist only adds to the allure.
April 2, 2014 @ sfweekly.com

The Speakeasy is Everything I Love About San Francisco

Buy your ticket now. Like right now.
March 3, 2014 @ thebolditalic.com

SFist Reviews: 'The Speakeasy'

As immersive, progressive performance experiences go, you aren't going to find much that isn't fun and cool about the Boxcar Theatre's latest, highly ambitious offsite project, The Speakeasy .
February 14, 2014 @ sfist.com

Boxcar builds a Prohibition club in 'Speakeasy'

The experience is rich with possibility, and period attire is encouraged so it may not immediately be clear if the blonde siren or handsome rake at the next table is an actor or a ticket-holder.
February 12, 2014 @ sfexaminer.com

5 Immersive Dinner Theater Spectaculars Around The United States

Once arrived, you get the full speakeasy experience, including a deceptive storefront entrance, secret password requests, cabaret performances and casino games. Plus, of course, old-timey cocktails.
February 4, 2014 @ foodrepublic.com

Password, Please: Speakeasies Become Sets, the Audience Gets Involved

Boxcar Theatre's The Speak easy , which begins previews this weekend, sounds like the most zeitgeisty show of the season, and not just because it's set in a series of totally hip time periods.
January 8, 2014 @ sfweekly.com

SF/Arts: Prohibition Lives in New Boxcar Production

"The Speakeasy" is Boxcar Theatre's most ambitious endeavor yet; it is an immersive, historically precise, site-specific experience that is unique.
January 1, 2014 @ sfarts.org

Special Perks During Last Days of Campaign

The Speakeay's WeFunder campaign is closing on August 18. Between now and then, we are offering special perks to new investors and anyone who increases their investment.

Tucked away deep within The Palace Theatre is the framework for our newest bar, The Gas Lamp Lounge. Delayed during original construction, we are now ready to put on the finishing touches and open this space to the public.

Every dollar invested between now and August 18 will be dedicated to opening The Gas Lamp Lounge, and investors will receive the following perks:

VIP Grand Opening and Tasting

Every investor will receive an invitation to the VIP Grand Opening and cocktail tasting in the completed Lounge. In addition ...

Custom Flasks

Every investor who contributes $250 or more will receive an engraved Speakeasy flask. In addition ...

Name Your Own Cocktail

Every investor who contributes $2,500 or more will be invited to name one of the new cocktail creations served exclusively in The Gas Lamp Lounge. In addition ...

Name our Head Bartender

The investor who contributes the most will be the namesake of the Gas Lamp Lounge's lead character!

The opening of the Gas Lamp Lounge will drive revenue and profit for The Speakeasy, another benefit for all investors. This is your last chance to participate in our success. Please make your investment today!

The Speakeasy is Immersive Theatre

More than 15,000 people have already experienced our one-of-a-kind show.

The curtain lifts the moment you step through our false-front business and enter our 1920's speakeasy, complete with illicit bar, crooked casino, and vaudeville cabaret. Enjoy killer cocktails, throw your chips down on a blackjack table, and soak it all in as the Prohibition Era unfolds around you.






Profitable After Just Four Months

"I was sitting on a fake antique couch, decked out in a suit and hat, as a group of moderately drunk women tried to figure out who around here was "real."
-SF Weekly

35+
actors

1,500+
page script

$1,500,000
worth of tickets sold in first eight months

Our 2014 Production Sold Out 75 Consecutive Shows

The first production proved our concept and was a runaway hit.

More than 8,300 people crammed into a tiny venue to see our 2014 show. But in June of 2015, our landlord kicked us out so a law firm could move in. But we were tenacious and found our current, 9,000sqft location and began crafting our current production that's bigger, better, and more unbelievable—using everything we learned in our first go-round.



Our first location in the Tenderloin district.

In 2014: Profitable in Just 14 Weeks

We recovered our startup cost and gave a 56% return to investors.

In the two months before we were forced to close the show, we were profitable enough to earn a return for our investors. That was a great day: sitting around the kitchen table stuffing envelopes with letters and checks for each of our investors, thanking them for their confidence and returning 100% of their money with another 56% on top.


$200K
$160K
$120K
$80K
$40K
0
May Revenue: $166,504
Profitable After 14 Weeks
January
February
March
April
May
Monthly Revenue 2014

24 weeks
Sold out

14 weeks
Until profitability

56%
Return to investors

Our New Show is Three Times Bigger

We've poured $2 million into buildout of our new 9,000 sqft venue.

Two bars, a circular cabaret, a casino complete with craps, blackjack and roulette, and a one-way mirror in the chorus girls' dressing room are some of the highlights of the show. It's impossible to experience everything in one visit – or even two or three – and the plan is to so dazzle audiences that they will return again and again.





Ready to Utilize Our Beautiful Space Every Day of the Week

Our greatest asset is the venue itself. People fall in love with the authentic detail and the secret pass-throughs, and imagine hosting their own events. But there are other assets as well. The characters, the costumes, the cocktail menu. And our brand reputation. So we are using these assets to create satellite programming, special events, and private events in the space.



Private Events

We just booked our first wedding, and we've hosted several birthday parties, and corporate events. There's even a bar mitzvah on the schedule.



Corporate Events

We've received lots of corporate leads through our ticket buyers. After they've seen the show, they start thinking about what a great place this is for a company party or a client entertainment event.



Satellite Programming

New programming ideas include Neo Vaudeville, Havana Nights, and Drag Brunch. Most of these can be produced with little investment by the company, and will bring new audiences through our doors.

Hear From the Critics

★ ★ ★ ★ ★ The San Francisco Chronicle Gave Us Its Highest Rating





"

Part of what makes The Speakeasy such a special event are the number of intricate layers revealed—about the storyline, the set, and your experience with both—as you go along. You're given passwords and strict instructions on staying mum over the course of the evening..."

- The Bold Italic

"

I spent a lot of time trying to find The Next Big Thing in theater. Boxcar Theatre's new production, The Speakeasy, is giving the S.F. theater scene some much-needed much ado...I am thrilled to say that The Speakeasy makes a strong case for being the best bar in San Francisco."

- SF Weekly

Hear From Our Fans

Our fans say it's an experience like no other and will come back for more.







"

The Speakeasy went above and beyond expectations, the actors were brilliant and the detail was impressive. No matter what, everyone will have a unique experience as the immersive play surrounds you and can shift and change. It's fun following the story line and comparing notes with your friends at the end."

- Hannah W.

"

The ambiance at The Speakeasy is incredible. You really feel like you've gone back in time. The full theatrical experience of the event is so hard to describe because every time you go, you'll have a different experience. I expect I'll be returning again and again. And I look forward to introducing all my friends to this amazing time warp."

- David A R.

Have a Look Behind the Curtain

The Speakeasy takes you back in time. Don't believe us? Take a peak below.



The Speakeasy Trailer

"Right this way, we've been expecting you."



The Speakeasy Chorus

"This show is unlike any show I've ever directed."

Invest, and Join the Show



Dear investors and theatre fanatics,

We're crowdfunding because so many of our fans – audience members, performers, even our banker and insurance agent! – were so in love with the first production that they wanted to help the new version thrive. This is so much more than an investment that you only connect with once a month when they email you a PDF statement.

This is an investment you can touch, you can sip, you can immerse yourself in, you can talk about and share with others. Check out our investor benefits. They're intended to make you feel like big deal every time you come to visit us – and you are!

David Gluck

Meet the Founders



David Gluck
Producer & General Manager

General Manager of "Chicago" in the West End; Managing Director of San Francisco's Magic Theatre; producer of numerous independent commercial theatre projects; former President of Theatre Bay Area.



Nick Olivero
Producer & Creative Director

Co-Founder and Artistic Director of Boxcar Theatre; produced, directed, and designed more than 60 productions for Boxcar; Managing Director of Imagination Players; co-founder of Handful Players.



Geoffrey Libby
Producer & Operations Director

Veteran theatre perfomer, designer, and scenic builder with more than 15 years experience; professional bar manager and bartender.

AND THE REST OF THE TEAM



Lucy Tafler
Associate General Manager

Co-founder of San Francisco Neo-Futurists. Trained at London Academy of Music and Dramatic Arts. Independent theatre producer, working in London, Edinburgh, New York and Australia.



Megan Sada
Production Manager

Resident stage manager at American Conservatory Theatre and other major performing arts organizations



Megan Wicks
Social Media Manager

University of Florida graduate in marketing and theatre; plays the chanteuse Velma Louise Cole in the "The Speakeasy".



Dori Daniels
Box Office Manager

Seasoned box office professional and stage manager with experience at several of the largest Bay Area theatre companies.

Raised $3,221,127 From 374+ Investors

Amount	Date	Type
$1,020,000	May 2015	PRICED ROUND
$1,000,000	March 2016	LOAN
$150,000	July 2016	LOAN
$459,551	August 2016	PRICED ROUND
$270,788	August 2017	
$320,788	August 2017	LOAN



Randy Kirk

Retired from government, started my own business, invested in Reg A start-ups, author of published book.



Shawn Leonard Waller

Former US Marine looking to diversify my future. Semper Fi



Tyler J Kuhn

I like waffles.



Brett Zane-Ulman



Rick And Lisa Ellis



Madalynn Priester

MORE INVESTORS

Interview

WF: How are ticket sales? ^

– COLLAPSE ALL

Very good. As of April 30, we have sold more than $1.5 million in tickets, and have had more than 15,000 people attend the show. And attendance is growing. During 2016, paid attendance was 64% of capacity. For the first quarter of 2017, paid attendance was 76% of capacity. But there's room to grow even more. We've been performing 2-3 shows per week, but we can expand to four shows or even five as demand increases.

WF: How do critics like the show? ^

The critics love us! The San Francisco Chronicle gave us its highest rating, the "Leaping Man," (equivalent to a 5-star review), and said "The Speakeasy deserves to be a fixture in the Bay Area theatre scene." The reviewer for the San Francisco Examiner said he was "as entertained and entranced, in this utterly immersive and beautifully realized experience, as I've ever been." San Francisco Magazine devoted a 2-page photo spread to the show, calling it "a voyeur's paradise." Online lifestyle magazine 7x7 reported: "Calling all daddies and dames: The Speakeasy's immersive theater experience is the cat's meow," and called our spot "the City's most beloved not-so-secret gin joint." Other critics used the phrases "absolutely not to be missed" and "a must-see event" and "the hottest ticket in town." It's an embarrassment of riches, really.

WF: What other media attention are you getting? ^

The national public radio program "KQED Forum" interviewed two of our founders in a half-hour segment in March. The local ABC-TV affiliate just finished two days of taping for an upcoming feature segment. Our founders also did an interview for a Forbes online column. Frommer's gave us its highest rating in its online travel guide, and TripAdvisor named us "best in class" for entertainment in San Francisco. We were featured on a full 1-hour episode of the podcast "This Week In Startups." All in all, we've been featured more than 30 times in broadcast, online, and print journalism.

WF: What's the buzz on social media? ^

TS: It's pretty great. We've got more Instagram followers (1,030) than almost every other theatre in the Bay Area, with more than 200 posts of custom made or vintage content. Our Facebook rating is 4.9 stars with 164 reviews, including 155 5-star reviews; last month our Facebook posts reached over 44,000 people, and our company page has more than 3,800 likes. On Yelp, we have 139 reviews and a 4.5-star rating. TripAdvisor has ranked us #11 out of 93 listings in the "Concert and Shows" category for San Francisco, and TripAdvisor users have given us a 5-star rating with 64 reviews.

WF: Is the company profitable yet? ^

Yes! We are very proud to report that we recorded a small operating profit for 2016, after just a few months of operations. Not a lot of start-ups can make this claim. We expect to report increased profits for the first quarter of 2017, based on increases in paid capacity (from 64% in 2016 to 76%) and in average revenue per ticket (from $104 to $117).

WF: What are your prospects for growth? ^

We expect to see increases in tickets sold, total revenue, and profit throughout 2017 and beyond. During the first quarter of 2017, we averaged 2.33 performances per week. We have the capacity to perform the show as many as five times each week, and intend to expand the performance schedule as demand grows. Profits should increase as the schedule expands, due to the fixed cost / variable cost relationship. Our mission for 2017 is to increase demand and expand the schedule.

WF: What are you doing to increase demand? ^

Number one, make the product as excellent as we can. There are still things to work on. Nick, our creative director, has never stopped refining the show itself, continuing to make the storytelling clearer and more compelling. But the show isn't the only thing that matters. The entire audience experience has to be excellent. Things like how long it takes to get through coat check, how long it takes to get the first drink into a customer's hand, and whether there are errors on the bar bill. We have to look at every aspect of service delivery. If we make sure that the entire evening is a seamless experience of excellence, positive word-of-mouth will spread like wildfire.

Number two, expand our marketing reach. Our early marketing efforts have focused on building a strong social media presence, and now we're increasing our investment in online and social advertising. To convert the increased online engagement into sales, we have launched a new website that is more informative and reduces friction in the purchase process. We expect that in the long term, half our sales will be to local residents, and half will be to tourists. To engage the visitor market, we have partnered with SF Travel (the local convention and visitors bureau), the local hotel concierge association, tour operators, and sightseeing bus operators. We've also launched our first outdoor advertising campaign, focused specifically on areas of the city frequented by tourists.

WF: Can you make money on nights when you're not doing The Speakeasy? ^

Absolutely. We're looking at all the assets we've created, and re-packaging them into other products. Our greatest asset is the venue itself. People fall in love with the authentic detail and the secret pass-throughs, and imagine hosting their own events. But there are other assets as well. The characters, the costumes, the cocktail menu. And our brand reputation. So we are using these assets to create satellite programming, special events, and private events in the space.

WF: Are companies hosting private events in your space? ^

Yes. This is a great revenue stream for us. We've gotten lot of corporate leads through our ticket buyers – after they've seen the show, they start thinking about what a great place this is for a company party, or a client entertainment event, or a team-building event. We're also working with the "destination management companies" that book the satellite events around the big San Francisco conventions, such as MacWorld Expo, Dreamforce, and Oracle World. The December holiday season is a great opportunity for us – last December, we hosted up to five company parties a week. Our WeFunder investors have also been great at steering company parties our way.

WF: Do people rent the space for their own private spaces? ^

For sure. We just booked our first wedding, and we've hosted several birthday parties, and anniversary parties. There's even a bar mitzvah on the schedule.

WF: How much money can you make from private events? ^

For large events (125-200 people), the total cost to the host is usually in the range of $25K-40K, and our margin is about 35%. We also do mid-sized events (50-125 people) in the $4K-18K range, and small events (25-50 people) in the $3,500-12,000 range, with similar margins. Most of our events include some form of Vaudeville entertainment, as well as casino-style gaming, our specialty cocktails, and catering, and the whole evening is just very unique and memorable.

WF: How does satellite programming help you? ^

While we're building up to a five shows a week of "The Speakeasy," we're going to activate the venue at times when "The Speakeasy" isn't playing. This includes late Saturday night, Sunday afternoon, and mid-week evenings. The new programming ideas include A Night at the Palace, Neo Vaudeville, Havana Nights, and Drag Brunch. Most of these can be produced with very little investment by the company, and they will bring new audiences through our doors – who hopefully will become audiences for "The Speakeasy."

WF: What is "A Night at the Palace"? ^

It's a more social-oriented version of "The Speakeasy." If you think of the original version as "Speakeasy: The Play," you could think of this version as "Speakeasy: The Party." Expect the full cabaret show, and familiar characters populating the rest of the space, but no meta-moments, and no heavy drama. We expect that it's going to be great for groups and special events, and equally as appealing as "The Speakeasy," but to a different audience.

WF: What is "Neo Vaudeville"? ^

It's a late-night variety show in the Vaudeville tradition, but updated to reflect the contemporary fusion arts. You might see a beat-boxing flute player, a troupe of tribal-fusion belly dancers, aerial artists, stand-up comics, a tap-dancing kid, burlesque artists, contortionists, electronic looping cellists, and more.

WF: What is "Havana Nights"? ^

It's a reflection of the Cuban nightclub experience in the 1920s, with "son" musicians and dancers, island cuisine, and tropical cocktails created by our partner Pagan Idol, San Francisco's most popular new tiki bar.

WF: What is "Drag Brunch"? ^

You have to ask? We are refreshing another great San Francisco tradition, but geared for tourists as well as locals. You'll enjoy a catered breakfast with adult beverages while a cast of outrageously costumed queens sing, lip-synch, and perform slapstick and sketch routines.

WF: Where did the idea for The Speakeasy come from? ^

Nick came up with this concept back in 2006. Originally it was just going to be a one-night-only fundraising event for Boxcar Theatre, which is the theater company he co-founded. But as we developed the concept, it just kept getting bigger and bigger until it turned into a full-scale production with multiple rooms and dozens of characters. It's turned into this incredible imaginative sandbox: almost every day we think of new ways to make the audience lose their minds. Not all of these ideas are going to fit into the current production, some are going to have to wait for future iterations in future Speakeasies around the globe.

WF: Are there similar experiences available? ^

There are other immersive theatre projects. People will compare us to "Tony and Tina's Wedding" or "Sleep No More," but really this is just like comparing "Rent" and "Oklahoma." They're both musicals, but that shared genre is where the comparisons stop.

WF: How are you different?

In "Sleep No More" you are a complete bystander, totally outside the world of the play. In "Tony 'n Tina's," you're a part of their world, but the evening is mostly improvised- so there's no consistency in the experience. At "The Speakeasy," you are part of the world, you come dressed in period costume just like the actors, but the evening is fully scripted. There are moments of improvisation, and anyone who is willing can get drawn into the action. There's an argument for the fun that comes from an interactive, improvised show. But the consistency that comes from 1,300-plus pages of script is what is going to make the show sustainable for many years.

Over the lifetime of this production, there might be 15 or 20 actors playing a single role. We put a lot of effort into making sure that each one will come in knowing exactly who that character is, what is his back-story, and how does every moment get played. We want to keep the heart of it constant, so the show you see today will be the show you see in 10 years. Think of it as controlled chaos.

WF: Who's your audience?

Because our show offers so many different ways to experience it, our demographic is huge. We've been attracting people from their 20s to their 80s, and they're coming for different reasons. For someone who's in their 70s or 80s, they might come to listen to the music that their parents used to play. Maybe they're sitting in the Cabaret watching the Vaudeville show all night long.

Then you have the twenty-five year olds, and they're running from room to room chasing a story, or maybe peeping through the two-way mirror in the dressing room because they want to see a hot chorus girl scene. Some people really get drawn in by the craps or blackjack tables. Some people approach it as a nightclub experience. There's something for everyone.

WF: What are some of the special ways for the audience to get involved?

There are levels on top of levels for the VIP experience. First of all, you have to come dressed appropriately, and if you don't have the wardrobe, we can take care of you. You will be able to go to our website and buy or rent a costume, and we'll deliver it to you at your home or office. A guy shows up dressed like a 1920s messenger boy, with a package wrapped in brown butcher paper and string, saying "Delivery here for Mr. Jones!" The experience begins days before you even come to the show.

Some of the costumes come with built-in characters, so you're guaranteed to be part of a scene. There's one for Sal's lawyer, and at a certain point, you'll get pulled into Sal's office, and he'll say to you, "You bring the contracts?" And you've got them, they're already tucked into the breast pocket of your suit. And then a whole scene plays out while you and Sal talk about the contracts. There's one where you get to be the mayor of San Francisco, Sunny Jim. You drink for free all night and everyone is excited to meet you. There's ten of these costumed characters every night.

We're also going to get our hands on some classic cars, Model A's or Model T's. In the upper-tier VIP packages, you get picked up in a Model A and driven to a fantastic meal in North Beach before the show.

And of course there's a VIP menu once you get to the show. Caviar, vintage wines. We're even going to try to get our hands on a bottle from 1923.

WF: Tell us more about the one-on-one moments?

We call them our "Easter Eggs." There are thirty-five of them, one for each character in the show. An actor will single out an audience member and invite them into a hidden chamber for a private moment. That's all we're willing to reveal at this moment.

WF: How did you finance the first production?

All in all we've raised about $3 million. About $1 million came from our Series A offering, a private placement. Thirty-eight investors put in an average of about $25,000 each. Last year, we did a Series B equity crowdfunding offering on WeFunder that raised $450,000 from around eighty people. On the debt side, we secured a $1 million loan from California Bank of Commerce, a really incredible group of people who just got excited about what we are doing. I don't think there's another bank on the planet that would make that kind of loan for a theatre project.

The rest we pulled together: $50,000 from the City of San Francisco to compensate us for our eviction, a $50,000 line of credit from Wells Fargo, $90,000 in equipment financing, a $150,000 loan from one of the Managing Members, and a $225,000 tenant improvement allowance from our landlord. Boxcar also contributed some of its retained earnings.

We are looking to raise another $500,000 to $700,000. In addition to this revenue share debt offering on WeFunder, we have also opened another private placement equity offering. We are calling it Series C and it is only open to accredited investors with a $25,000 minimum investment, and is being offered directly by the company.

WF: If the show is already open, why are you still raising money?

Primarily to support the continued development of the show. Even though we are performing every weekend, and audiences are loving it, the show on stage now represents only 85-90% of Nick's full artistic vision. We still have directors, designers, and choreographers on staff, tinkering with moments and making improvements. We are still perfecting the scenic illusion. And working to smooth all the operational elements, including ticket purchase, check-in, food and beverage service, and costume rental. It is absolutely going to be worth it: that last ten percent is the "wow" factor, the thing that elevates the experience from something you politely describe to friends, to something that makes you grab your friend by the lapels and say, "I saw this incredible show last night! I'm taking you there next weekend!"

The funds currently being raised will also help shore up our balance sheet, by providing working capital and an operating reserve, reducing accounts payable, and replacing short term debt.

WF: Do you see the audience for this show growing over time?

Absolutely. This thing is built for repeat business. The scenes are happening in six different rooms simultaneously, and then there are the one-on-one experiences tucked into hidden corners, and all kinds of other surprises. We even pull a small group of ladies into the women's bathroom at one point to do a private scene for them there. So there's no way to see everything in one or two visits, it's physically impossible. It would take six or seven trips back to get the sense that you've finally seen it all -- and even then, you haven't.

This is the kind of thing that locals are going to want to share with their out-of-town guests. Your friends come to visit, and you say, "Oh my god, we have this thing here called 'The Speakeasy', you have to go, and I haven't been for a year myself so I'll come with you!"

In the long run we see our audience as 50% local, 50% tourist. We'll be doing a lot of outreach to the tourist market, through traditional outlets like the concierges and the CVB, and also through social media. We already have a great relationship with AirBNB, people keep showing up at our Club 1923 events saying that AirBNB put us on their itinerary.

WF: What are some of the perks you give to investors?

This investment is fundamentally different from almost any other investment you can make. This is an investment you can touch, you can drink, and it's a party. It's your party, in fact. And we treat you that way. The perks are all about enhancing your sense of exclusivity. You get access to tickets that no one else can get. You get upgrades and freebies. Flash your membership card at the bar, and they treat you like an owner. You're going to see us there. We get to know all the investors, they become part of the extended Speakeasy family. Last year we took a theatre trip to London, and a couple of the investors came along. The year before, we brought a handful of investors to New York, took in a couple of Broadway shows and partied like rock stars in a Times Square hotel penthouse.

WF: Can you tell us about the venue for the new production?

It was built in 1984 as a single-screen, Chinese-language cinema but the last movie was shown there 12 years ago. When we first walked in, the whole place was intact -- popcorn machine on the concessions stand, projectors in the projector booth, and the last movie shown was still in the projector! It was like you could have flipped a switch and shown a movie that night. But what we saw were the bones for a fantastic theatrical venue. Two years later, after more than $2 million invested in renovations, you'd never recognize it as former movie theater.

The biggest piece of luck in this whole process was stumbling into this building and the building owners. Chris Wight and Jeff Lee are unbelievably creative, generous and experienced. They've been in the real estate game for something like thirty years each, and have done a lot of formula retail, strip malls in Stockton and that sort of thing. They were ready for something more creative. They attached themselves to us and our vision and said, "Yes, we want this in our building. What can we do to make it happen?"

The location is incredible. We're on Broadway, steps from the intersection of Columbus, on the border between San Francisco's Chinatown and North Beach neighborhoods. Columbus and Broadway has been the crossroads of history, culture, and entertainment in San Francisco for more than 100 years. This is where the Beat movement started. It was a hot-bed of filmmaking in the 1970s and 80s. Francis Ford Coppola's building is here. Back in the 1800s, this area was known as the Barbary Coast. We're around the corner from Beach Blanket Babylon, an only-in-San-Francisco theatrical phenomenon that has been running for more than 40 years. We hope to follow in their illustrious footsteps.

The anchor tenant in our building is called China Live, an incredibly designed Asian food-and-shopping experience. It's modeled on Eataly in New York. They're taking up three floors of the building. On the first floor you can get small plates of the best Asian street food from Shanghai to Hong Kong to Singapore. There's also a retail shop where you can buy Asian foodstuffs and cooking equipment. On the second floor, they're going to have two different cocktail lounges and a private-dining restaurant that only has eight exclusive tables. The third floor is going to have a banquet hall for special events. China Live is going to be a huge tourist draw itself, and we've been talking with them about all the different ways we can partner.

WF: What are the future plans for your project?

We've got a ten-year lease with multiple options, so we've got our San Francisco venue locked down for 25 years.

But, we also want to scale up massively. We see Speakeasies in Chicago, New York, Toronto and London, maybe even places like Austin and Detroit, where tech startups are starting to concentrate. But we also want to extend the Speakeasy concept into retail and restaurants. If this show is a $3 million project, we could see Chicago being a $75 million, or even $100 million venture to build this crazy complex of barber shops, vintage clothing shops, hat shops, old-style diners, and vintage bars, all with secret entrances that lead into a massive immersive theatre environment, with underground escape tunnels that let you emerge blocks away. After that, we want our own Speakeasy cruise ship.

WF: What am I buying as an investor in a "revenue share loan"?

Each year, we set aside 2% of gross revenue to pay back the investors in this revenue share loan. Gross revenue includes the production company's (Sam Lee Laundry LLC) share of ticket sales, food and beverage sales, event rentals, merchandise sales, and costume rentals. Boxcar Theatre also gets a share of these revenues, as described in the "Theatrical Production Agreement" which is available to review on our WeFunder profile page. The 2% share is distributed pro-rata to all the investors in the loan. This continues each year until investors have been repaid twice the amount of their original investment. At that point, the loan is considered fully repaid, and you are no longer an investor in the company.

Being a debtholder has some advantages over being an equityholder. Your return on investment (and return of investment) comes from gross revenues, rather than net profits. You also have priority over equityholders in the event of a bankruptcy (although this revenue share loan is subordinate to the $1,000,000 California Bank of Commerce loan and certain other debts). In the event that the business is wildly successful, and you get repaid your 2x investment sooner than expected, your annual ROI will increase dramatically.

Please note that the company's only activity is to produce the San Francisco production of The Speakeasy. It will not produce the play in any other cities and it does not own the underlying intellectual property. Repayment of your loan will only be made from revenue associated with the San Francisco production.
A separate company will be formed for each new production in other cities. This is typical in commercial theater, and we're following the same practice, because we're going to need liquid cash each time. Instead of diluting the original company every time, we'll just form a new company to raise additional capital.

This also gives us an opportunity to reach out to local investors in each new city, and develop our community of local supporters and fans. When the time comes, if you would like to make an additional investment in the continued growth of The Speakeasy, we'd be honored to have you along for the ride.

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ASK QUESTION

Eric Reiplinger Oct 24 2016

Hello, hoping you can help me with the math here. Based on your monthly revenue chart that you posted above, let's say you earn $150K/mo, so $1.8M for the year. 2% of that gross revenue figure, or just $36K gets distributed to investors, correct? Thanks, and congratulations on your success.



David Gluck Producer & General Manager FOUNDER Nov 7 2016

Hi Eric, the chart above shows the revenue for the first production of "The Speakeasy," which took place during 2014 at a much smaller venue. The current production is in a venue almost three times the square footage that holds an audience at least twice as large. Our current revenue projections are in the range of $3 million to $3.5 million per year, which means the annual payment on the revenue share debt would be $60,000 to $70,000.

Your ROI will depend on how much money we actually raise. The minimum offering amount is $200K, and the max is $550K. The 2% revenue share is distributed pro-rata regardless of the amount raised by the offering. So ... if we hit these revenue projections, the ROI at the minimum offering amount of $200K would be 30-35%; the ROI at the maximum offering amount of $550K would be 11-13%.

Finally, please keep in mind that our revenue projections are only guesses and you should not rely on them when you make your investment decision. We have no experience running this show in this venue and have no historical basis for projecting revenue and profitability. If we fall short of these revenue goals, the ROI could be substantially less than the figures I mentioned above.

LIKE

Kelly Doran Jun 29

I enjoyed my first visit recently. I work for a large fire department and have been conditioned to be aware of my surroundings. I have concerns about possible lawsuits related to catastrophic incidences such as fire, (not that there was any evident reason to be concerned of such). I considered the layout of the Speakeasy and tried to pay attention to exits in the event of an emergency. Although I noticed several being clearly marked, the Speakeasy still has a labyrinth feel to it which could cause mass confusion in the event of an emergency. Does the structure have sprinklers that activate in the event of a fire? How about smoke detectors and an alert system? Also having independent contractors as employees negates their responsibility of being trained to help with evacuation in the event of an emergency, is there an emergency plan in place and if so, how is it regulated? My final question is, what other businesses operate in the same building and do you know how they are protected? Naturally, my investment runs normal inherent risks, however I would like be able to gauge the totality of my risk. Thank you for your time and I am excited at the opportunity to help the SF Speakeasy grow.



David Gluck Producer & General Manager FOUNDER Jun 30

Kelly, public safety is one of our most important concerns. Like most denizens of the Bay Area, we were appalled by the recent loss of life to fires in Oakland. We would never risk the safety of our audience or staff members for the sake of business profits, or for any other reason.

The good news is that The Speakeasy is one of the safest places to be in the event of a catastrophe. The building was originally constructed in 1984 and conforms to modern seismic standards. It is designated as a 'Class A' building, which means it is built from non-flammable materials, primarily concrete and steel. Our renovation of the lower level last year also conforms to 'Class A' standards, and we took great pains to ensure that every element is properly fire-rated. One of the particular challenges was the curved walls in the cabaret; our architect was unable to identify UL fire standards for curving sheetrock, so we undertook the added expense of constructing the load-bearing curved walls with fire-rated plaster compound.

The Speakeasy was approved for public assembly by the San Francisco Fire Department in July, 2016, and includes all necessary life-safety systems, including:

-- Smoke detectors in all rooms
-- Fire sprinklers in all rooms
-- Seventeen lighted emergency exit signs
-- Visual and auditory alert systems in all rooms
-- Emergency lighting in all rooms, with battery backups
-- Fire extinguishers, exceeding the number required by SFFD
-- Crash bars on all exit doors
-- Automated fire curtain at elevator shaft
-- Fire-retardant treatment on all stage curtains

Our public assembly permit allows occupancy of 350 persons, and we have never had an audience larger than 250. We consider 240 a "sell-out" and have occasionally oversold by a handful of tickets, but never more than 250. There should be no concern about exceeding our rated occupancy.

We have created a detailed evacuation plan to help audience members navigate the Speakeasy's corridors in the event of an emergency. This evacuation plan is included in our employee handbook, and we conduct live practice drills on a quarterly basis. The employees with responsibility to assist with evacuation include floor managers, security staff, and stage managers.

The Speakeasy does not have a kitchen, and there are no ovens, fryers, or other heat-producing devices on the premises. Most of our lighting instruments are LED-based and generate very little heat. The entire electrical system is less than a year old, and fully code-conforming. Smoking is prohibited. There are no other obvious risks for combustion.

On the question of employee responsibility, please note that it is only the performers and musicians who are paid as independent contractors. All professional staff, managers, ushers, security, and service staff are regular payroll employees and bear the usual responsibility for public safety in the event of an emergency.

On the question of liability, please note that we carry $5 million in general commercial liability insurance coverage. In addition, investors are shielded from personal liability by the company's LLC status and by provisions in the operating agreement.

Other businesses in the building include offices, restaurants and bars. I do not have specific details regarding the protective measures taken by these businesses, but I can tell you that the interior improvements have all been completed in the last 1-2 years, and so would be subject to all the same building code requirements as our renovation. I am confident that we can presume that all businesses in the building are fully equipped with fire-prevention and life-safety systems. There are no "legacy" business in this building, and nothing that would have been grandfathered in prior to current building codes.

Lastly, I would mention that the WeFunder platform gives company founders the option to "Ignore" or "Delete" user questions, and I have to confess that I considered both of those options with regard to your post. Raising the spectre of disaster and catastrophic loss of life would certainly seem to undermine our fundraising mission here. But we are actually very proud of our company practices regarding public safety, and I don't mind talking about them. Transparency breeds trust. We take our responsibilities very seriously: not only our responsibilities to investors, but our responsibilities to employees, customers, and everyone else who walks through our doors.

Kelly, I hope these comments have eased your concerns, and that you do in fact join us as an investor!

LIKE

MORE QUESTIONS



THE SPEAKEASY

2018 Report

Dear investors,

During 2018, the company made slow steady progress toward several key goals: becoming more sophisticated marketers; giving our core product "The Speakeasy" broader mass appeal; adding experienced professionals to the management team; and developing related revenue streams. This progress required investments in human resources, fixed assets, and the company's digital presence, which proved to be a drag on our bottom line in 2018. However, during the first few months of 2019, we have already seen returns from these investments, with dramatically increased sales in tickets, costume rentals, and food and beverage. We believe that this progress will continue throughout 2019.

We need your help!

Come and see The Speakeasy! Tell your friends, neighbors, co-workers, in-laws, random strangers - anyone really - about our show! We need you to join our community and help promote our product! Check out our vintage boutique and costume rental shop - The Dressing Room - located at 748 Broadway; And most importantly, think of us when it comes to planning your personal or corporate SPECIAL EVENTS!

Sincerely,

David Gluck
Producer & General Manager

Nick Olivero
Producer & Creative Director

Geoffrey Libby
Producer & Operations Director

Our Mission

Already, we've sold more than $2 million in tickets, and more than 20,000 people have seen the show. We've been called "The Next Big Thing" in San Francisco and we want to take that experience global. We envision custom-built versions of The Speakeasy in cities all over the globe, with each production growing bigger and more exciting. We want to blow peoples' minds—give them an experience that defies the laws of physics, finance, and common sense.

See our full profile

How did we do this year?

Report Card

B+

The Good

Dramatic increases in Return on Spend (ROS) on Facebook and Google advertising

Dramatically grew Special Event Revenues

Sold out a 3-show run of a new experience, the "Midnight Masquerade"

The Bad

Struggled to hire and retain professional staff

Struggled to sell tickets to mid-week performances

Spent more time than expected on the digital marketing learning curve

2018 At a Glance

January 1 to December 31


$$$$

$1,884,605 [8%]
Revenue



-$51,890 [131%]
Net Loss


IOU!

$155,000 +3%
Short Term Debt



$63,750
Raised in 2017



$14,192
Cash on Hand
As of 04/18/19

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We've created a totally unique immersive theatre experience that's part nightclub, part stage show, and part time-machine inside our authentically recreated Prohibition-era saloon. Grab a drink and follow the actors as they move through the many rooms of The Speakeasy, playing out 25 interlocking storylines. It's a real-life "choose your own adventure" with surprises around every corner.

Already, we've sold more than $5 million in tickets, and more than 50,000 people have seen the show. We've been called "The Next Big Thing" in San Francisco and we want to take that experience global. We envision custom-built versions of The Speakeasy in cities all over the globe, with each production growing bigger and more exciting. We want to blow peoples' minds—give them an experience that defies the laws of physics, finance, and common sense.

Milestones

Sam Lee Laundry LLC was incorporated in the State of California in January 2015.

Since then, we have:

- Over $5 million in tickets sold, more than 50,000 people have already seen the show
- Featured more than 50 times in regional and national media, including radio, TV, online, and print
- Awarded highest rating by San Francisco Chronicle theatre critic, the equivalent of a 5-star review

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $1,884,605 compared to the year ended December 31, 2017, when the Company had revenues of $2,052,422. Our gross margin was 99.64% in fiscal year 2018, compared to 100.0% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $1,672,134, including $25,245 in cash. As of December 31, 2017, the Company had $2,092,931 in total assets, including $47,971 in cash.
- *Net Loss.* The Company has had net losses of $51,890 and net income of $168,266 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $1,157,193 for the fiscal year ended December 31, 2018 and $1,327,436 for the fiscal year ended December 31, 2017.

Related Party Transaction

Refer to Question 26 of this Form C for disclosure of all related party transactions.

Liquidity & Capital Resources

To-date, the company has been financed with $1,470,788 in debt and $1,531,601 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Sam Lee Laundry LLC cash in hand is $14,191.88, as of April 2019. Over the last three months, revenues have averaged $216,000/month, cost of goods sold has averaged $13,000/month, and operational expenses have averaged $200,000/month.

Since 2018, we have added staff positions in marketing, to help drive demand. Leased a retail storefront for the purpose of opening a vintage clothing store as a brand extension, and to take advantage of the market created by our dress code. Adopted an increased focus on special events. Opened a management office and brought on senior professional staff to drive sales, improve profitability and drive our future expansion.

We expect both revenue and expense to grow over the next 3-6 months as we invest in marketing.

Net Margin: -3%

Gross Margin: 100%

Return on Assets: -3%

Earnings per Share: -$0.03

Revenue per Employee: $171,328

Cash to Assets: 2%

Revenue to Receivables: 198%

Debt Ratio: 69%

2018_PNL___BS_-_SAM_LEE_LAUNDRY_LLC.pdf

Financial_Statements_2017.pdf

Sam_Lee_Laundry__LLC_Financial_Statements-_Reviewed.pdf

Sam_Lee_Laundy_LLC_2015_Audited_Financial_Statements_-_Signed.pdf

We ♥ Our
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Thank You!

From the The Speakeasy Team



David Gluck
Producer & General Manager



theatre
on its head

Nick Olivero
Producer & Creative Director



Geoffrey Libby
Producer & Operations Director



Lucy Tafler

Associate General Manager

Co-founder of San Francisco Neo-Futurists. Trained at London Academy of Music and Dramatic Arts. Independent theatre producer, working in London, Edinburgh, New York and Australia.



Megan Sada

Production Manager

Resident stage manager at American Conservatory Theatre and other major performing arts organizations



Megan Wicks

Social Media Manager

University of Florida graduate in marketing and theatre; plays the chanteuse Velma Louise Cole in the "The Speakeasy".



Dori Daniels

Box Office Manager

Seasoned box office professional and stage manager with experience at several of the largest Bay Area theatre companies.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Geoffrey N. Libby	Producer @ Sam Lee Laundry LLC	2015
Nicholas A. Olivero	Creative Director @ Sam Lee Laundry LLC	2015
David L. Gluck	General Manager @ Sam Lee Laundry LLC	2015

Officers

OFFICER	TITLE	JOINED
Geoffrey N. Libby	Managing Member, Operations Manager	2015
Nicholas A. Olivero	Managing Member, Creative Director	2015
David L. Gluck	Managing Member, General Manager	2015

Voting Power

No one has over 20% voting power.

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
05/2015	$1,020,000		Regulation D, Rule 505
08/2016	$459,551	Common Stock	Regulation Crowdfunding
08/2018	$63,750	LLC Interests	Regulation D, Rule 506(b)

The use of proceeds is to fund general operations.

Outstanding Debts

LENDER	ISSUED	AMOUNT	OUSTANDING	INTEREST	MATURITY	CURR
California Bank of Commerce	03/26/2016	$1,000,000	$874,000	6.0%	09/20/2018	Yes
David Gluck	07/23/2016	$150,000	$163,050	7.5%	12/31/2022	Yes
Various	08/31/2017	$320,788	$320,788	2.0%	08/31/2022	Yes

Related Party Transactions

The Company has borrowed $150,000 from one of the Managing Members (David Gluck). The date of this loan is July 28, 2016; interest rate is 7.5%; there is no fixed repayment schedule and unpaid interest is not incorporated into principal. This loan is unsecured.

Name	David Gluck
Amount Invested	$150,000
Transaction type	Loan
Issued	07/20/2016
Outstanding principal plus interest	$155,000 as of 04/2019
Interest	7.5 per annum
Outstanding	Yes
Current with payments	Yes
Relationship	Managing Member

David Gluck, Managing Member, made a $150,000.00 loan, with an unlimited term, no required repayment schedule. Interest is simple and accrues monthly.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Producer Share Grantees Limited Liability	113,733	113,733	No
Series A Limited Liability Company Interests	1,500,000	1,138,750	No
Series B Limited Liability Company Interests	1,000,000	470,491	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	0

Risks

These debt securities are unsecured and will be junior to all currently existing borrowing. Sam Lee Laundry is not pledging any assets as security for the loan that is the subject of this investment, nor is any person or entity providing a guarantee. In addition, Sam Lee Laundry is a co-borrower with Boxcar Theatre on a non-revolving commercial line of credit with California Bank of Commerce (CBC) in the amount of $1,000,000. This CBC loan is secured by the assets of both companies and is personally guaranteed by the managing members. Furthermore, the Company has borrowed $150,000 from one of the managing members, and may in the future borrow additional funds from managing members, or investor members (collectively, "Personal Loans"). In the event of bankruptcy or business failure, the CBC loan shall be senior to all other indebtedness; Personal Loans shall have second priority; and the debt securities that are the subject of this investment shall be third priority. If company assets are insufficient to resolve the CBC loan and all Personal Loans, investors in the debt securities that are the subject of this investment may receive no portion of the proceeds from the liquidation of company assets. In the event that the Company defaults on these debt securities, the debtholders may have no recourse beyond the assets of the Company.

Our debtholders do not elect the Managing Members and will not have the ability to influence management decisions. Unlike the holders of common stock in a corporation, our debtholders will have no voting rights on matters affecting our business, and therefore investors will not have the ability to influence decisions regarding our business. Furthermore, if our debtholders are dissatisfied with the performance of our Managing Members, they will have no ability to remove or replace our Managing Members.

There is unlikely to be any secondary market for these securities, nor the possibility of capital appreciation. No market presently exists for resale of these debt securities and it is unlikely that one will develop. Holders of these debt securities may not assign them to another party without the consent of the Managing Members. This offering does not provide a mechanism for revaluation of Sam Lee Laundry, nor for capital appreciation of these debt securities. It is unlikely that the sale, assignment, acquisition or other disposition of these debt securities will result in appreciation of any debtholder's investment. We do not intend to have these debt securities quoted on any OTC Markets platform or listed on any exchange, now or at any point in the future.

Our investment in venue development will not be recoverable. A portion of the proceeds raised from this offering may be expended on leasehold improvements and capital equipment that shall immediately become the property of Boxcar Theatre, our producing partner and the leaseholder of the Theater. In the event that we cease operations prior to the full repayment of the loan that is the subject of this investment, debtholders shall not be entitled to liquidate such assets for the purpose of recovering their investments in our company, or for any other purpose.

Managing Members may decide to close the Play at any time. The Managing Members have the sole and unconditional right to close the Play and cease operation of Sam Lee Laundry, at any time and for any reason, either before or after the commencement of performances. A decision to close the Play prior to full repayment of loan that is the subject of this investment could result in reduced returns for investors, or investors losing some or all of their investment.

Classification of performers as independent contractors may be disallowed by the California Employment Development Department (the "EDD"). In the San Francisco Bay Area, some theatre companies operate under the auspices of one or more contracts with Actors Equity Association, the labor union representing professional actors. Many theatre companies do not operate under such union contracts. It is common practice in this region for non-union theatre companies to classify performers as independent contractors rather than payroll employees. We intend to follow this common industry practice by paying non-unionized performers on an independent contractor basis. We are aware that in recent years, several theatres in the Bay Area have been subject to audit by the California Employment Development Department (EDD), and that some such audits have resulted in letters of determination, fines and penalties related to this practice. In the event that we receive an audit by EDD, we may be required to reclassify non-unionized performers as employees, and this change (as well as possible fines or penalties) could result in a substantial increase in operating costs that could reduce the profitability of the Company.

Theatrical production is a high-risk industry and ticket sales are very difficult to predict. The majority of Broadway and off-Broadway commercial theatre productions fail to recoup their production costs. Of the ones that do, many do not realize significant profits. Commercial theatre projects outside of New York are comparably risky. There is no assurance that the Play will be an economic success, even if the Play receives critical acclaim. The success of any previous production of the Play in no way predicts that any subsequent production of the Play will experience similar success. Many factors beyond artistic merit contribute to the success or failure of a theatrical enterprise, including venue location and size, ticket prices, media response, external market factors and marketing activities. The availability of a certain number of tickets for the Play does not mean that the majority of those tickets will be sold. In order to maintain interest in the Play, tickets may be sold below prevailing market prices, which may reduce the profitability of the Company.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. Issuer Repurchase of Securities/Prepayment of Notes. The Company has the right to repay principal and interest on the promissory notes at any time prior to the maturity date. If the Company repays principal and interest on the notes early, Investor will receive fewer interest payments than expected at purchase. A sale of the issuer or of assets of the issuer. As a noteholder with no voting rights, the Investor will have no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the management of the Company to manage the Company so as to maximize value for unitholders and ensure full payment of noteholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the management of the Company. If the management of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the amount received will be sufficient to repay Investor and other noteholders. Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and management of the Company will be guided by their good faith judgment as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its unitholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the promissory notes will likely hold a minority position in the Company and will have no voting rights in the Company, and thus will be limited as to its ability to control or influence the governance and operations of the Company. The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its management, and the Investor will have no independent right to name or remove an officer or member of the management of the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the principal unitholder(s) may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of the principal unitholder(s), and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the principal unitholder(s) may change the terms of the operating agreement for the Company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The principal unitholder(s) also may force the Company to prepay the promissory notes before their maturity date. The principal unitholder(s) may make changes that affect the tax treatment of the Company in ways that are unfavorable to the Investor but favorable to them. The principal unitholder(s) may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. The principal unitholder(s) may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. Based on the factors described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

The value of the promissory notes will be determined by the Company's senior management in accordance with U.S. generally accepted accounting principles. For example, the notes may be valued based on principal plus anticipated Repayment Amount.

Company

Sam Lee Laundry LLC

- California Limited Liability Company
- Organized January 2015
- 11 employees

644 Broadway, Unit 10
San Francisco CA 94133

http://www.thespeakeasysf.com/

Business Description

Refer to the The Speakeasy profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

The Speakeasy has previously not complied with the reporting requirements under Rule 202 of Regulation Crowdfunding.

The issuer failed to file a 2016 annual report.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

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